Exhibit 12.1

Pinnacle Entertainment, Inc.

Computation of Ratio of Earnings to Fixed Charges and Other Ratios

Ratio of Earnings to Fixed Charges

	For the fiscal year ended December 31,					For the three months ended March 31,
	2012	2013	2014	2015	2016	2016	2017
	(in thousands, except for ratios)
Earnings:
Pre-tax income (loss) from continuing operations before losses from equity method investments	$22,307	$(96,254)	$49,592	$56,758	$(485,825)	$45,891	$16,903
Add: Fixed charges	119,425	178,723	261,623	250,313	342,346	61,019	96,906
Less: Capitalized interest	(20,310)	(3,282)	(2,854)	—	(105)	(25)	(5)

Total earnings	$121,422	$79,187	$308,361	$307,071	$(143,584)	$106,885	$113,804

Fixed charges:
Interest expense, net of capitalized interest and inclusive of amortization of debt issuance costs and debt discount/premium	$94,484	$170,218	$253,048	$244,708	$334,777	$59,875	$94,262
Capitalized interest	20,310	3,282	2,854	—	105	25	5
Estimated interest portion of rent expense	4,631	5,223	5,721	5,605	7,464	1,119	2,639

Total fixed charges	$119,425	$178,723	$261,623	$250,313	$342,346	$61,019	$96,906

Ratio of earnings to fixed charges	1.0x	—(a)	1.2x	1.2x	—(a)	1.8x	1.2x

Total Conventional Leverage

	As of and for the twelve months ended March 31, 2017
	Actual	As adjusted (b)
	(in thousands, except for ratios)
Total long-term debt	$924,537	$924,537

Consolidated adjusted EBITDAR (c)	657,001	673,989
Less: Lease Payments (d)	363,366	402,432

Consolidated Adjusted EBITDA, net of Lease Payments	$293,635	$271,557

Total Conventional Leverage (e)	3.1x	3.4x

Net Conventional Leverage

	As of and for the twelve months ended March 31, 2017
	Actual	As adjusted (b)
	(in thousands, except for ratios)
Total long-term debt	$924,537	$924,537
Less: cash and cash equivalents	149,243	149,243

Total long-term debt, net of cash and cash equivalents	$776,294	$776,294

Consolidated Adjusted EBITDA, net of Lease Payments	293,635	271,557

Net Conventional Leverage (f)	2.6x	2.9x

Senior Secured Conventional Leverage

	As of and for the twelve months ended March 31, 2017
	Actual	As adjusted (b)
	(in thousands, except for ratios)
Total senior secured conventional debt	$424,462	$424,462
Consolidated Adjusted EBITDA, net of Lease Payments	293,635	271,557

Senior Secured Conventional Leverage (g)	1.4x	1.6x

Senior Secured Net Conventional Leverage

	As of and for the twelve months ended March 31, 2017
	Actual	As adjusted (b)
	(in thousands, except for ratios)
Total senior secured conventional debt	$424,462	$424,462
Less: cash and cash equivalents	149,243	149,243

Total senior secured conventional debt, net of cash and cash equivalents	$275,219	$275,219

Consolidated Adjusted EBITDA, net of Lease Payments	293,635	271,557

Senior Secured Net Conventional Leverage (h)	0.9x	1.0x

Interest Coverage

	For the twelve months ended March 31, 2017
	Actual	As adjusted (b)
	(in thousands, except for ratios)
Consolidated Adjusted EBITDA, net of Lease Payments	$293,635	$271,557
Cash interest expense paid on the Company’s conventional debt (i)	81,967	40,413

Interest Coverage (j)	3.6x	6.7x

(a) Due principally to large non-cash charges deducted to compute earnings, earnings were less than fixed charges by $99.5 million and $485.9 million for the years ended December 31, 2013 and 2016, respectively.

(b) As adjusted assuming that the Master Lease and the Meadows Lease were in place for the entire twelve month period ended March 31, 2017.

(c) On an actual basis, represents the Company’s historical reported Consolidated Adjusted EBITDAR for the twelve month period ended March 31, 2017. On an as adjusted basis, includes the historical operating results of the Meadows for the period from April 1, 2016 through September 8, 2016.

(d) On an actual basis, represents the historical cash rent payments made under the Master Lease and the Meadows Lease. On an as adjusted basis, represents cash rent payments that would have been made under the Master Lease and the Meadows Lease as if both were in place for the entire twelve month period. The Company completed its transaction with GLPI and entered into the Master Lease on April 28, 2016, which provides for initial annual rent of $377 million. The Company completed its acquisition of the Meadows business and entered into the Meadows Lease on September 9, 2016, which provides for initial annual rent of $25.4 million. Beginning in May 2017, the annual rent under the Master Lease increased to $382.8 million.

(e) Total Conventional Leverage = Total long-term debt / Consolidated Adjusted EBITDA, net of Lease Payments, on an actual and as adjusted basis.

(f) Net Conventional Leverage = Total long-term debt, net of cash and cash equivalents / Consolidated Adjusted EBITDA, net of Lease Payments, on an actual and as adjusted basis.

(g) Senior Secured Conventional Leverage = Total senior secured conventional debt / Consolidated Adjusted EBITDA, net of Lease Payments, on an actual and as adjusted basis.

(h) Senior Secured Net Conventional Leverage = Total senior secured conventional debt, net of cash and cash equivalents / Consolidated Adjusted EBITDA, net of Lease Payments, on an actual and as adjusted basis.

(i) On an actual basis, represents the historical cash paid for interest expense on the Company’s conventional debt. On an as adjusted basis, calculated using the interest rates in effect, and the outstanding balances of the Company’s conventional debt, as of March 31, 2017.

(j) Interest Coverage = Consolidated Adjusted EBITDA, net of Lease Payments / Cash interest expense paid on the Company’s conventional debt, on an actual and as adjusted basis.